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                                                                    EXHIBIT 10.2
                                 EQUIFAX INC.
                         EXECUTIVE INCENTIVE PLAN (EIP)

                           EXECUTIVE MANAGEMENT GROUP

I.   PURPOSE

The Equifax Inc. Incentive Compensation Plan rewards eligible officers for their contribution toward the success of the Corporation. The purpose of the Plan is to encourage and reward the attainment of performance goals established annually for the executive management of the Corporation.

II.   DEFINITIONS


The Following words and phrases used in the Plan shall have these meanings:

   "Board of Directors" means the Board of Directors of Equifax Inc.
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   "Cash Payment Maximum" means the incentive amount equal to two times the
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      incentive target opportunity and above which any award earned will be paid only in the forms of restricted stock.

   "Change in Control" ("CIC") for purposes of this document, a "Change in
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      Control" means the occurrence of any of the following events during the period in which this Letter remains in effect:

        Voting Stock Accumulations.  The accumulation by any of the Beneficial
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          Ownership of 20% or more of the combined voting power of the Company's
          Voting Stock; provided that for purposes of this paragraph, a Change in Control will not be deemed to have occurred if the accumulation of 20% or more of the voting power of the Company's Voting Stock results from any acquisition of Voting Stock (a) directly from the Company that is approved by the Incumbent Board, (b) by the Company, (c) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (d) by any Person pursuant to a Business Combination that complies with clauses (a), (b) and (c) of the following paragraph;

        Business Combinations. Consummation of a Business Combination, unless
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          immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3 %) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business
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            Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (b) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or that entity resulting from that Business Combination) beneficially owns directly or indirectly, 20% or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (c) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

   Liquidation or Dissolutions. Approval by the shareholders of the Company of a
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          complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (a), (b) and (c) of the preceding paragraph;

   For purposes of this paragraph, the following definitions will apply:

          "Beneficial Ownership" means a beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

          "Business Combination" means a reorganization, merger or consolidation, or a sale or other disposition of all or substantially all of the assets of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

          "Incumbent Board" means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company's Board of Directors as of the date of this Letter or (b) members who become members of the Company's Board of Directors subsequent to the date of this Letter whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

          "Person" means any individual, entity or group (within the meaning of
            Section 13 (d)(3) or
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            14 (d)(2) of the Exchange Act).

          "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

          "Voting Stock" means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity's Board of Directors.

   "Corporation" means the amalgam of all divisions and companies, domestic and
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      foreign, including equity accounting entities consolidated with Equifax
      Inc. for reporting purposes.

   "Earnings Per Share" " ("EPS") means the net income per share after taxes for
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      Equifax Inc. on a consolidated basis. In the event extraordinary transactions occur during a plan year which impact EPS, the Management Compensation Committee may approve adjustments to EPS for the Executive Incentive Plan.

   "Equifax Inc." means the corporate entity.
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   "EVA" "Economic Value Added" means the net income after taxes less the charge
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      for employed capital.

   "Executive Officer" means any officer of Equifax Inc., holding the title of
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      Chief Executive Officer, President, Executive Vice President or Senior
      Vice President (or an equivalent position as determined by the Committee).

   "Incentive Year" means the 12 month period from January 1 through December
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      31, coinciding with the calendar year and the fiscal year of Equifax Inc.

   "Management Compensation Committee" (the "Committee") means the Management
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      Compensation committee of the Board of Directors of Equifax Inc.

   "Operating Profit" is defined to be revenue less operating expense (including
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      amortization of goodwill and other intangibles related to acquisitions) in the Company's monthly Consolidated Financial Report, excluding unbudgeted acquisitions.

   "Plan" means the Equifax Inc. Incentive Compensation Plan for Executive
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      Management.

   "Plan Maximum" means the maximum incentive opportunity under the Plan and
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      includes any payments in cash or stock which may be earned.

   "Revenue" is defined to be the amount of the Company's monthly Consolidated
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      Financial Report, excluding unbudgeted acquisitions.
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   "Salary" means the base salary earnings of each participant for the calendar
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      year or that portion of the calendar year for which the participant is eligible.

III.   ADMINISTRATION

The Plan shall be administered by the Compensation and Benefits Department, consistent with guidelines established by the Committee from time to time. The Plan shall be construed and administered in accordance with the laws of the State of Georgia.


IV.   ELIGIBILITY FOR PARTICIPATION

Employees eligible to participate in the Executive Incentive Compensation Plan include all Executive Officers of Equifax Inc. as defined for Plan purposes.

Eligibility is also extended to employees in this management group at the beginning of the Incentive Year but who were changed to another non-eligible status and continued employment in the latter status through the Incentive Year, or those entering the eligible group during the year. In either event, their incentive will be calculated only on Salary for that portion of the year they were eligible.

Participants who leave the company following three months of participation for military service during the incentive period; who, with the consent of the corporation, retire after reaching age 50 and 25 years of credited service or age 55 and 5 years of credited service during the incentive period; who die or are forced to leave because of disability or job elimination during the incentive period; are also eligible for participation. If a participant is terminated for any other reason, no award is payable under the plan.

A participant in one of these situations receives a prorated portion of his or her incentive award at target levels at the end of the incentive period in which the termination occurs. The prorated award is paid within 60 days of termination. If a participant's employment terminates between the end of a performance period and the award payment date for the period for any reason other than an immediately dismissable offense, the full award for the period will be paid.

If a participant's employment is terminated during this period for any immediately dismissable offense, no award will be paid, unless otherwise required by law.

If a participant terminates employment prior to the delivery of any incentive payment earned to accept employment with an Equifax competitor, or to independently compete with Equifax, no award will be paid.
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V.   DETERMINATION OF AWARDS

For each fiscal year, the Committee will establish minimum financial goals (i.e., EPS, EVA, etc.) for the Corporation for Plan purposes. If the Corporation fails to meet these minimum goals for the year then the Committee may, in its sole discretion, authorize incentive payments to any, all, or none of the participants in the Plan based on such considerations as the Committee deems appropriate.

If the Corporation does meet the minimum financial goals for the year, incentive awards will be determined on the basis of actual performance during the Incentive Year as compared with the established goals, as described below, and as indicated on the attachment to this Plan.

   The Committee shall establish the target level of Corporate Performance, as well as the Corporate Performance level necessary for Maximum incentive awards, for each participant.

   The target level of the business unit goals applicable to participants shall be based on the annual business plan and other relevant data.

   Individual performance goals will be established by the Committee for the CEO. The CEO will establish individual performance goals for other participants.

   The Committee will approve the relative weighting of the above-mentioned goals for the CEO. The CEO will approve the relative weighting of these goals for each other participant.

   A target incentive award and a maximum incentive award shall be established by the Committee for each participant, expressed in terms of a percentage of that participant's salary for the Incentive Year.

Individual incentive awards will be deemed earned based upon the degree to which all established goals are attained for the Incentive Year. Any interpolation between designated award levels between designated award levels for the Plan year shall be determined by the Committee in its sole discretion. In the event a participant is rated "below full attainment" on his individual performance goals, no incentive payment is awarded except at the discretion of the Committee.

Eligible employees transferred into or out of organizational entities covered by this Plan will be paid incentive for the months in the specific unit. Those employees eligible for participation for a portion of the year will receive an award applicable only to the Salary for that portion of the year eligible under this Plan.

Eligible earnings include base salary only. Transfer reimbursements, relocation pay, station allowance, severance, and payments made as vacation pay in lieu of time off to retirees and those leaving the company for military service or health disability are excluded from the incentive calculation. Salary received while on Salary Continuance is considered eligible for incentive pay calculations.

In the event a CIC occurs while an eligible employee is in the employ of the Company, Participant will receive a prorated portion of his or her incentive award. This prorated payment will be the greater of, a). the target percentage; or b) the projected results compared to plan targets at the time of the CIC.

VI.   PAYMENT OF AWARDS
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Awards will normally be paid to eligible participants as soon as possible following the close of the Plan Year.


VII.   LIMITATIONS

The Committee is the final authority for administration and interpretation of this Plan and each determination by the Committee shall be binding and conclusive for all purposes.

No individual (or an individual's personal representative) who, during the course of an Incentive Year, leaves active employment with the Corporation for any reason other than retirement, military service, death, disability, or job elimination shall presume any claim or right to be granted an award under this Plan for any part of that year.

If at any time prior to the payment of an incentive award for a plan year the Committee determines that a participant has committed an act of fraud or dishonesty with respect to the Corporation, such participants shall forfeit any incentive award to which he otherwise may have been entitled.

No employee, nor any employee's personal representative, shall presume any claim or right to be granted an award under this Plan.

Participants in this Plan should in no way be construed as giving to an employee the right to be retained in the Corporation's employ.

All incentive awards under this Plan shall be paid from the general assets of the Company, no participant shall have the right to require the Corporation to segregate or secure any assets or property to provide for incentive awards hereunder.


VIII.   TERM OF THE PLAN

The Plan shall continue from year to year at the discretion of the Board of Directors. In keeping with its purposes, the Committee will review the Plan annually and will report to the Board any recommendations for changes and improvements to assure the fulfillment of the objectives of the Plan.


IX.   EFFECTIVE DATE

This plan, as amended and restated, shall become effective for the 1997 plan year.


X.   AMENDMENTS

The Committee, or the Board of Directors, may amend, suspend or terminate this Plan at any time.